UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 07, 2025

CCC Intelligent Solutions Holdings Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39447	98-1546280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 N. Green Street, 9th Floor
Chicago, Illinois		60607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 621-8070

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CCCS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On May 9, 2025, CCC Intelligent Solutions Holdings Inc. (the “Company”) disclosed that Marc Fredman, the Company’s Senior Vice President, Chief Strategy Officer, had notified the Company of his intent to resign from his role with the Company no later than September 30, 2025. The Company is filing this Current Report on Form 8-K/A to disclose details of Mr. Fredman’s transition and separation from the Company, which were not determined at the time of the previous filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the foregoing, the Company and Mr. Fredman entered into a Separation, Transition and Arbitration Agreement and General Release on September 26, 2025 (the “Fredman Separation Agreement”).

Pursuant to the Fredman Separation Agreement, effective as of September 30, 2025 (the “Transition Date”), Mr. Fredman will transition from service as a full-time employee of the Company to service at 1/10th full time as a Strategic Advisor to the Company. Mr. Fredman will remain a Strategic Advisor to the Company during the period commencing on the Transition Date and ending on June 30, 2026 (such period, the “Transition Period”). During the Transition Period, Mr. Fredman will continue to report directly to the Chief Executive Officer of the Company and will perform such transitional services as may be requested by the Chief Executive Officer of the Company. During the Transition Period, Mr. Fredman will continue to be reimbursed for all reasonable and necessary business expenses but will not receive a salary or be eligible to participate in the Company’s employee benefit plans or programs as afforded full-time employees of the Company. During the Transition Period, Mr. Fredman will remain eligible for equity awards under and in accordance with the terms of the Company’s 2021 Equity Incentive Plan.

Pursuant to the Fredman Separation Agreement, Mr. Fredman will receive the following separation payments and benefits, (i) payment of his annual cash bonus in respect of fiscal year 2025, as per his employment agreement (including the requirement of his continued employment through fiscal year 2025), with such bonus payable at the same time that such annual bonuses are paid to similarly situated employees of the Company (but in all events prior to March 15, 2026); and (ii) notwithstanding anything to the contrary set forth in the Company’s 2021 Incentive Equity Plan or any of Mr. Fredman’s applicable grant or option agreements, effective as of the Transition Date, (u) all of Mr. Fredman’s vested and unvested stock options that remain outstanding as of the Transition Date shall continue to vest (as applicable), notwithstanding the change in Mr. Fredman’s employment status, in accordance with the applicable Stock Option Agreement; (v) 17,723 unvested time-based restricted stock units (“RSUs”) granted to Mr. Fredman on March 23, 2022, will accelerate and fully vest as of the date that is fourteen (14) days after the Transition Date and will be settled and paid within thirty (30) days of such date; (w) 24,634 and 19,515 unvested time-based RSUs granted to Mr. Fredman on March 6, 2023 and March 6, 2024, respectively, and scheduled to vest on March 6, 2026, will remain outstanding and eligible to vest, notwithstanding the change in Mr. Fredman’s employment status, in accordance with the vesting schedule and terms of the applicable grant agreement; (x) 63,665 time based RSUs, comprising all other RSUs granted to Mr. Fredman, will be forfeited on the Transition Date; (y) 35,443 unvested total shareholder return-based performance restricted stock units (“PSUs”) granted to Mr. Fredman on March 23, 2022, as amended, 49,269 cumulative revenue growth-based PSUs granted to Mr. Fredman on March 6, 2023, and 49,268 EBITDA-based PSUs granted to Mr. Fredman on March 6, 2023, will remain outstanding and eligible to vest, notwithstanding the change in Mr. Fredman’s employment status, in accordance with the vesting schedule and terms of the applicable grant agreement; and (z) 78,060 unvested PSUs, comprising all other PSUs granted to Mr. Fredman, will be forfeited on the Transition Date.

The aforementioned separation payments and benefits under the Fredman Separation Agreement are subject to and conditioned upon Mr. Fredman’s execution, re-execution and non-revocation of a release of claims against the Company, as well as his continued compliance with restrictive covenants.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1†	Separation, Transition and Arbitration Agreement and General Release dated September 26, 2025 by and between the Company and Marc Fredman.

† Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

Date:	September 26, 2025	By:	/s/ Brian Herb
		Name:	Brian Herb Executive Vice President, Chief Financial and Administrative Officer